UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2008

Horne International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50373	90-0182158
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2677 Prosperity Avenue, Suite 300, Fairfax, Virginia		22031
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-641-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Amata Stock Purchase Agreement.

On January 17, 2008, Horne International, Inc. (the "Company" or "Horne") entered into a Stock Purchase Agreement with Amata, Inc.and its shareholders, Shawn F. Wurtsmith and Robert L. Cheney. Pursuant to the agreement, Horne will acquire all of the outstanding capital stock of Amata for initial cash consideration of $2.0 million, and subordinated promissory notes with an aggregate principal amount of approximately $1.75 million, less amounts by which Amata's net worth upon the closing of the transaction is lower than a target level. The notes will be payable on two payment dates – March 1, 2008 and January 1, 2009. Horne will also assume approximately $2,181,000 of Amata, Inc. debt.

Following the closing, the Amata shareholders will be entitled to cash earn out payments equal to 50% of Amata's net income (as defined in the stock purchase agreement) on a cash-received basis for the first twelve months after the closing, and 33-1/3% of such net income for the subsequent 36 month period. The Amata shareholders will also receive up to 13.0 million shares of Horne common stock following the closing, to be issued on a pro rata basis with the receipt of revenues from Amata's primary customer. In addition, Horne will pay certain consultants to Amata up to an aggregate of approximately $6.8 million in consulting contract payments contingent upon Amata's achievement of earn out payments. The agreement contains customary representations and warranties, covenants and indemnification provisions. The closing of the transaction is subject to Amata's receipt of approximately $2.4 million in outstanding accounts receivable from its primary customer, as well as other customary closing conditions. Pending the closing, Horne has agreed to loan Amata up to $500,000 for repayment of indebtedness and working capital needs.

In addition, Horne agrees that if during the eighteen month period immediately following the closing the Company proposes to offer or sell any new securities, as defined in the Stock Purchase Agreement, Horne shall first offer a pro-rata share of such of new securities to each Seller except that the right of first offer shall not be applicable to exempted securities. The agreement further provides that Horne will, not later than six months following the closing of the transaction, prepare and file on the appropriate form to permit a public offering and resale of the common stock issued to Sellers under the Securities Act of 1933. Horne shall use reasonable commercial efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission within one hundred twenty days following the filing thereof.

Contemporaneous with the closing each of the Amata shareholders will enter into an Employment Agreement with Amata, Inc. Pursuant to the terms of the respective employment agreements, each Seller will be paid an annual base salary of $170,000 and will entitled to benefits consistent with those provided to other employees of Horne and Amata, Inc. The term of each of the Amata shareholders employment shall be effective as of the date of the closing and will terminate on December 31, 2011. In the event of an involuntary termination or material breach of the terms of the employment agreement or upon the expiration of the employment agreement, each of the Amata shareholders shall be entitled to receive a severance payment in an amount equal to six months of their then current annual salary. In the event either Amata shareholder voluntarily terminates his employment before the initial completion of the initial term or is terminated by the company for cause, as defined in the Employment Agreement, the Seller shall be liable to pay liquidated damages in the amount of $300,000 if the employment is terminated during or before the end of the first full year of the initial term, $150,000 if the employment is terminated during or before the end of the second full year of the initial term, and $75,000 if the employment is terminated during or before the end of the third full year of the initial term. In addition to the aforementioned Employment Agreement, each Amata shareholder will enter into a Non-Competition, Non-Solicitation and Nondisclosure Agreement whereby each of Shawn F. Wurtsmith and Robert L. Cheney will agree that for a period of three years after each ceases to be an employee of Amata, Inc. for any reason he shall not engage in any competition with Amata, Inc., Horne or its subsidiaries, shall not solicit personnel or contractors or customers of Amata, Inc., Horne or its subsidiaries and shall not use or disclose any confidential or proprietary information of Amata, Inc., Horne or its subsidiaries, customers and affiliates.

Upon closing, Mr. Wurtsmith will become a member of the Company's Board of Directors.

Subordinated Note and Common Stock Purchase Agreement

On January 18, 2008, Horne entered into a Subordinated Note and Common Stock Purchase Agreement with certain investors to raise $3.0 million through the sale of approximately 2.5 million shares of its common stock and the issuance of $2.0 million in subordinated convertible promissory notes and detached warrants to purchase an additional 500,000 shares of Horne common stock. The purchasers of these securities are existing shareholders of the company, including Evan Auld-Susott, a member of the company’s Board of Directors. The subordinated notes are convertible into Horne common stock at $0.40 per share, will pay interest at 10 percent per annum and mature seven years from the date of issue. The warrants will expire five years from the date of issue and have an exercise price of $0.40 per share.
The notes are subordinated to the Company's senior indebtedness (the principal amount of which cannot exceed $3,000,000 without the consent of the Company's board of directors). Payments of interest on the notes can be deferred by the Company if such payment would otherwise result in a default with respect to the senior indebtedness. The Company can prepay the notes following the second anniversary of the date of issue, but must pay a prepayment premium of 4-10% if prepaid on or prior to the fifth anniversary of the date of issue. Each note holder can require the Company to prepay its note following the third anniversary of the date of issue or upon a change of control (as defined in the purchase agreement), with a premium of 1-10% payable upon any change of control. The notes are convertible, at the option of the holder, into Horne common stock at $0.40 per share, and the Company may require such conversion if the average trading price for such common stock is equal to or greater than $1.20 for twenty consecutive trading days.
The closing of the financing transaction is subject to the closing of the Amata acquisition and other customary conditions.
Upon the closing of the Amata acquisition and the financing transactions described above, the Company and each of Darryl Horne, Evan Auld-Susott and certain of his affiliates, Shawn F. Wurtsmith and Robert Cheney will enter into a voting agreement providing that each of them will vote all shares of Horne International common stock they own to elect one director designated by Mr. Horne (initially Mr. Horne), one director designated by Mr. Auld-Susott (initially Mr. Auld-Susott) and one director designated by Messrs. Wurtsmith and Cheney (initially Mr. Wurtsmith). The agreement provides that the parties may sell or transfer their shares only to other persons who agree to be bound by the provisions of the agreement; provided, that in the period beginning one year following the closing date and ending four years following the closing date, the parties will be permitted to sell an aggregate of 1.0 million shares in open market transaction per calendar quarter free of the transfer restrictions imposed by the agreement, and in the period beginning four years after the closing date, the parties will be permitted to sell an unlimited number of shares free of such transfer restrictions.
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The foregoing summaries of the Stock Purchase Agreement and the Subordinated Note and Common Stock Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreements which are filed as Exhibit 10.1 and Exhibit 10.2, respectively to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

ITEM 7.01. Regulation FD Disclosure
A copy of the Company's press release announcing its entry into each of the Stock Purchase Agreement for the Amata transaction and the Subordinated Note and Common Stock Purchase Agreement , dated January 23, 2008, is attached hereto as Exhibit 99.1.
The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

10.1 Amata Stock Purchase Agreement
10.2 Subordinated Note and Common Stock Purchase Agreement
99.1 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horne International Inc.

January 24, 2008	By:	Michael M. Megless

Name: Michael M. Megless
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amata Stock Purchase Agreement
10.2	Subordinated Note and Common Stock Purchase Agreement
99.1	Press Release